Exhibit 10.4

Execution Version

Confidential

May 15, 2022

Dragonfly Energy Corp.

1190 Trademark Dr. #108

Reno, Nevada 89521

Attention: Denis Phares

Chardan NexTech Acquisition 2 Corp.

17 State Street, Suite 2130

New York, NY 10004

Re:            Commitment Letter

Ladies and Gentlemen:

You have advised EICF Agent LLC (“EICF”; references to EICF in this Commitment Letter shall include any affiliated funds of EICF which may provide the Facility) and CCM Investments 5 LLC (“Chardan Commitment Party” and collectively with EICF, the “Initial Commitment Parties”, “we” or “us”; references to Chardan Commitment Party in this Commitment Letter shall include any controlled affiliate(s) of Chardan Commitment Party which may provide the Facility) that Chardan NexTech Acquisition 2 Corp., a blank check company incorporated as a Delaware corporation and incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (“CNTQ”), plans to engage in a business combination transaction and the other transactions more particularly described on Exhibit A attached hereto (collectively, the “Transactions”) with Dragonfly Energy Corp., a Nevada corporation, (“Dragonfly” and collectively, with its subsidiaries or controlled affiliates, the “Borrower” and collectively with CNTQ and its subsidiaries, the “Credit Parties” or “you”). You have requested that EICF agree to commit to provide a portion of the Facility and to serve as lead arranger and administrative agent for the Facility. You have requested that Chardan Commitment Party agree to commit to provide a portion of the Facility. References herein to the “Transaction” shall include the financings described herein and all other transactions related to the Transaction. Capitalized terms used but not defined in the body of this commitment letter have the meanings assigned to them in the exhibits attached hereto. References herein to this “Commitment Letter” mean this commitment letter together with each of the exhibits attached hereto.

Commitments.

In connection with the Transaction, the Initial Commitment Parties are pleased to commit to provide, on a several and not joint basis, to Borrower $75,000,000 by way of a senior secured term loan facility (the “Facility”) on the terms set forth in the Summary of Terms and Conditions attached hereto as Exhibit B and subject solely to the satisfaction of the conditions set forth in Exhibit C hereto. In connection with the foregoing, the Initial Commitment Parties commit to provide the percentage of the Facility set forth opposite their name under the column titled “Commitment Percentage” in the table below.

Commitment Party	Commitment Percentage
EICF Agent LLC	40%
Chardan Commitment Party	60%

In the event that the Facility closes without Chardan Commitment Party having assigned its obligations as an Initial Commitment Party to one or more assignees, then, for purposes of all voting, consent and approval matters under this Commitment Letter or the Loan Documents, Chardan Commitment Party shall be disenfranchised and have no such rights, subject to exceptions to be agreed and set forth in the Loan Documents.

Titles.

It is agreed that EICF will act as the sole and exclusive administrative agent (“Agent”), and the lead arranger and book manager (“Lead Arranger”), and in each such capacity, perform the duties and exercise the authority customarily performed and exercised by it in such roles. You agree that no other agents, co-agents, underwriters or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in connection with the Facility unless you and the Initial Commitment Parties shall so agree. The Lead Arranger and the Initial Commitment Parties intend to syndicate the Facility to a group of financial institutions (together with EICF and Chardan Commitment Party, the “Lenders”) identified by us in consultation with you. EICF and Chardan Commitment Party intend to commence syndication efforts promptly and you hereby authorize the Lead Arranger and Initial Commitment Parties to commence syndication efforts immediately in consultation with you, and until ninety (90) days after the Closing Date, you hereby agree to use commercially reasonable efforts to actively assist us in completing a syndication satisfactory to us and you. Notwithstanding any other provision of this Commitment Letter to the contrary, (a) no Initial Commitment Party shall be relieved or novated from its obligations hereunder (including its obligation to fund the Facility on the Closing Date) in connection with any syndication, assignment or participation of the Facility, including its commitments in respect thereof, until after the Closing Date (except as set forth under the “Miscellaneous” heading below with respect to the Chardan Assignment), (b) no assignment or novation shall become effective with respect to all or any portion of any Initial Commitment Parties’ commitments in respect of the Facility until the initial funding of the Facility on the Closing Date (except as set forth under the “Miscellaneous” heading below with respect to the Chardan Assignment), (c) unless you and we agree in writing, the Initial Commitment Parties shall retain exclusive control over all rights and obligations with respect to their commitments in respect of the Facility, including all rights with respect to consents, modifications, supplements and amendments, until the Closing Date has occurred (except as set forth under the “Miscellaneous” heading below with respect to the Chardan Assignment), and (d) syndication of the Facility is not a condition to the availability of the Facility. For the avoidance of doubt, from and after the Closing Date, the Loan Documents shall permit assignments of the loans and commitments by the Lenders to their controlled affiliates and related funds on customary terms to be agreed.

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Information.

You hereby represent and warrant that (with respect to Information and Projections relating to the Credit Parties and their subsidiaries, to your knowledge) (a) all written information and written data, other than (x) the Projections (as defined below) and (y) information of a general economic or industry specific nature (the “Information”), that has been or will be made available to us by you or, at your direction, by any of your representatives on your behalf in connection with the Transactions, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates thereto) and (b) the Projections will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time such Projections are so furnished; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that, if at any time prior to the Closing Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement prior to the Closing Date the Information and such Projections such that (with respect to Information and Projections relating to the Credit Parties, such representations and warranties are correct in all material respects under those circumstances; provided that any such supplementation made prior to the Closing Date shall cure any breach of such representations and/or warranties. In arranging the Facility, we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof. As used herein, “Projections” means customary forecasts of financial statements of the Credit Parties (giving effect to the Transactions) for each month for the first twenty four months following the Closing Date and for each year commencing with the first fiscal year following the Closing Date for the term of the Facility.

Fees.

As consideration for the commitments of the Initial Commitment Parties hereunder and for the agreement of the Lead Arranger and the Initial Commitment Parties to perform the services described herein, the Credit Parties agree to pay the nonrefundable fees set forth in this Commitment Letter and in the Fee Letter dated the date hereof and delivered herewith (the “Fee Letter”).

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Conditions.

The commitments of the Initial Commitment Parties hereunder to fund the Facility on the Closing Date and the agreements of the Lead Arranger and the Initial Commitment Parties to perform the services described herein are subject solely to the conditions set forth in Exhibit C hereto, and upon satisfaction (or waiver by the Initial Commitment Parties) of such conditions, the funding of the Facility shall occur; it being understood that there are no other conditions (implied or otherwise) to the commitments hereunder.

Notwithstanding anything in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Loan Documents, or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only representations and warranties the accuracy of which shall be a condition to the availability and funding of the Facility on the Closing Date shall be (i) such of the representations and warranties made by or on behalf of the Credit Parties and their related parties in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that you (or any of your affiliates) have the right to terminate your or any of their obligations under the Merger Agreement or to decline to consummate the Transactions as a result of a breach of such representations or warranties in the Merger Agreement (to such extent, the “Specified Merger Agreement Representations”) and (ii) the Specified Representations (as defined below) and (b) the terms of the Loan Documents shall be in a form such that they do not impair the availability or funding of the Facility on the Closing Date if the conditions set forth in Exhibit C hereto are satisfied (it being understood that to the extent any security interest in any Collateral (as defined in Exhibit D) (other than to the extent that a security interest in such Collateral may be perfected by (x) the filing of a financing statement under the Uniform Commercial Code, (y) taking delivery and possession of certificated equity interests of the Borrower and any domestic subsidiaries of the Borrower pledged under the Loan Documents and (z) the filing of short form intellectual property filings with the United States Patent and Trademark Office or the United States Copyright Office) is not or cannot be provided or perfected on the Closing Date after Borrower’s use of commercially reasonable efforts to do so, then the perfection and/or provision of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Facility on the Closing Date but instead shall be required to be delivered after the Closing Date within forty-five (45) days. For purposes hereof, “Specified Representations” means the representations and warranties of the Credit Parties set forth in the Loan Documents relating to organizational existence of the Credit Parties; good standing and qualification of the Credit Parties; power and authority of the Credit Parties as to execution, delivery and performance of the Loan Documents; due authorization, execution and delivery of the Credit Parties and enforceability against the Credit Parties, in each case, with respect to the Loan Documents; the absence of any third-party litigation or other proceeding enjoining the entry into or performance of the Loan Documents; no conflicts with material applicable law and no conflicts with, or consent under, organizational documents of the Credit Parties related to the entering into and the performance of the Loan Documents and the incurrence of the extensions of credit thereunder; solvency as of the Closing Date (after giving effect to the Transactions) of Guarantor and its subsidiaries on a consolidated basis (in form and scope consistent with the solvency certificate in the form attached as Exhibit E hereto); status of the Facility as senior debt; Federal Reserve margin regulations; the use of loan proceeds not violating the PATRIOT Act; the Investment Company Act; use of loan proceeds not violating OFAC and other anti-terrorism laws; use of loan proceeds not violating FCPA; certain SBA representations and warranties and delivery of SBA Documents described in Exhibit B; assets and holding company only status of CNTQ; and, subject to the limitations set forth in clause (b) above and liens permitted under the Loan Documents, creation, validity and perfection of security interests in the Collateral. This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provisions”.

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For the avoidance of doubt, neither compliance by you and/or your affiliates with the terms and conditions of this Commitment Letter (other than the conditions set forth in Exhibit C hereto) nor the syndication of the Facility is a condition to either Initial Commitment Party’s several commitment to fund the Facility in the amounts described above or the obligations of the Lead Arranger and the Initial Commitment Parties hereunder, in each case, on the terms set forth herein. Without limiting the Certain Funds Provisions, the Lead Arranger and the Initial Commitment Parties will cooperate with you as reasonably requested in coordinating the timing and procedures for the funding of the Facility in a manner consistent with the Merger Agreement; provided, however, in no event shall the Initial Commitment Parties be required to fund the Facility after the Expiration Date.

Indemnity.

To induce us to enter into this Commitment Letter and the Fee Letter and to proceed with the documentation of the Facility, you agree, jointly and severally, whether or not the Facility Closes, (a) to indemnify and hold harmless each Initial Commitment Party, its affiliates and the respective officers, directors, employees, agents, advisors and other representatives and the successors and assigns of each of the foregoing (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable and documented or invoiced out-of-pocket fees and expenses, joint or several, to which any such Indemnified Person may become subject to the extent arising out of, resulting from or in connection with, this Commitment Letter, the Fee Letter, the Transactions or any related transaction contemplated hereby, the Facility or any use of the proceeds thereof or any claim, litigation, investigation or proceeding (including any inquiry or investigation) relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other third person, and to reimburse each such Indemnified Person upon demand for any reasonable and documented or invoiced out-of-pocket legal expenses of one firm of counsel for all such Indemnified Persons, taken as a whole, if necessary, one specialty intellectual property counsel, and, if necessary, a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole, and, solely in the case of a conflict of interest, one additional counsel in each applicable jurisdiction to the affected Indemnified Persons) or other reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not (i) (x) apply to any losses, claims, damages and liabilities that do not involve an act or omission by you or any of your affiliates and (y) arise from a dispute among the Indemnified Persons (other than in connection with any Initial Commitment Party acting in its capacity as Lead Arranger, an Agent or any other agent or co-agent (if any) designated by the Lead Arranger, in each case in their respective capacities as such), or (ii) as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Person or any of such Indemnified Person’s controlled affiliates (as determined by a court of competent jurisdiction in a final and non-appealable judgment) and (b) to reimburse us on the Closing Date and from time to time, upon presentation of a summary statement, for all expenses (including due diligence expenses, syndication expenses, consultant’s fees and expenses, travel expenses, and its fees, charges and disbursements of counsel (limited to one firm of counsel for each of the Initial Commitment Parties; one specialty intellectual property counsel to the Initial Commitment Parties; if necessary, one counsel for a third party administrative agent; if necessary, a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions), in each case, incurred in connection with (i) the Loan Documents and (ii) the preparation, administration, amendment, modification or waiver, negotiation and enforcement of this Commitment Letter, the Fee Letter, the Loan Documents and any security arrangements in connection therewith (collectively, the “Expenses”).

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Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Initial Commitment Parties and their affiliates (the term “Initial Commitment Parties” as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the Facility, the Transactions and otherwise. You also acknowledge that the Initial Commitment Parties have no obligation to use in connection with the Facility, the Transaction, or to furnish to you, confidential information obtained from other companies.

You acknowledge that neither this Commitment Letter, the Fee Letter, nor any other proposed transaction shall give rise to any fiduciary duty or exclusive relationship on the part of the Initial Commitment Parties or any lender or any of their respective affiliates and that they may continue to conduct their respective businesses in the ordinary course.

Miscellaneous.

This Commitment Letter and the Fee Letter shall not be assignable by any party hereto (other than by each Initial Commitment Party to its respective controlled affiliates or affiliates under common control with the applicable Initial Commitment Party engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course upon written notice to you and upon the execution by such affiliate of customary joinder documentation to this Commitment Letter) without the prior written consent of the other parties hereto (and any purported assignment without such consent shall be null and void), are intended to be solely for the benefit of the parties hereto and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Persons. Notwithstanding anything herein to the contrary, this Commitment Letter and the Fee Letter shall be assignable by Chardan Commitment Party (but, for the avoidance of doubt, not any assignee of Chardan Commitment Letter) to other financing sources reasonably acceptable to the Lead Arranger (it being agreed that BP Holdings XVII LP (or any affiliate, fund, account, or lending vehicle managed or advised by Beach Point Capital Management LP) is a financing source reasonably acceptable to the Lead Arranger) upon written notice to you and upon the execution by such financing source of customary joinder documentation to this Commitment Letter (the “Chardan Assignment”).  Upon effectiveness of any such assignment, all references hereunder to Chardan Commitment Party will automatically and without the necessity of further action be deemed to refer to such other financing sources. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and the Initial Commitment Parties.

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In no event shall any Credit Party, the Agent, Lead Arranger, Initial Commitment Parties or Lenders be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter, the Transactions (including the Facility and the use of proceeds thereunder), or with respect to any activities related to the Facility, including the preparation of this Commitment Letter, the Fee Letter and the Loan Documents; provided, that, nothing contained in this sentence shall limit the indemnification and reimbursement obligations of any Credit Party to the extent expressly set forth herein.

Each Initial Commitment Party acknowledges that, as described in the final prospectus relating to CNTQ’s initial public offering (the “IPO”) filed with the Securities and Exchange Commission on August 10, 2021 (the “Prospectus”), CNTQ has established a trust account (the “Trust Account”) containing the proceeds of the IPO and the overallotment securities acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of CNTQ’s public stockholders (including overallotment shares acquired by CNTQ’s underwriters), and that, except as otherwise described in the Prospectus, CNTQ may disburse monies from the Trust Account only upon certain conditions. Each Initial Commitment Party hereby agrees that in connection with such Initial Commitment Party’s commitment under this Commitment Letter, no Indemnified Person shall seek to enforce any right of set-off or any right, title, interest or claim of any kind (a “Claim”) in or to any monies in the Trust Account prior to the consummation of CNTQ’s initial business combination.  In the event that an Indemnified Person has any Claim against CNTQ under this Commitment Letter such Indemnified Person shall pursue such Claim solely against CNTQ and its assets outside the Trust Account and not against the Trust Account or any monies or other assets in the Trust Account prior to the consummation of CNTQ’s initial business combination.  CNTQ hereby agrees that any such Claim any Indemnified Person may have arising at any time prior to the consummation of its initial business combination is not waived or released pursuant to this paragraph but may be preserved and initiated against CNTQ at any time after its initial business combination and, notwithstanding anything to the contrary set forth herein, nothing in this paragraph shall preclude any claims by any Indemnified Person against (x) CNTQ or any of the CNTQ’s affiliates seeking recourse against any assets of CNTQ other than the Trust Account or the contents thereof or (y) assets released from the Trust Account upon the consummation of the CNTQ’s initial business combination to parties other than CNTQ’s public stockholders in connection with their redemption rights pursuant to the CNTQ’s certificate of incorporation as currently in effect.

This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as a delivery of a manually executed counterpart hereof. This Commitment Letter together with the Fee Letter are the only agreements that have been entered into among the Credit Parties and the Initial Commitment Parties with respect to the Facility and set forth the entire understanding of the parties with respect thereto. THIS COMMITMENT LETTER MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY ACTUAL OR ALLEGED PRIOR, CONTEMPORANEOUS OR SUBSEQUENT UNDERSTANDINGS OR AGREEMENTS OF THE PARTIES, WRITTEN OR ORAL, EXPRESS OR IMPLIED, OTHER THAN A WRITING EXECUTED BY THE PARTIES HERETO WHICH EXPRESSLY AMENDS OR SUPERSEDES THIS COMMITMENT LETTER. ALL OTHER WRITINGS ISSUED BY THE INITIAL COMMITMENT PARTIES TO YOU PRIOR TO THE DATE HEREOF WITH RESPECT TO THE FACILITY, ARE NULL AND VOID AND OF NO EFFECT. THERE ARE NO UNWRITTEN ORAL UNDERSTANDINGS OR AGREEMENTS BETWEEN THE PARTIES.

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THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

WITH RESPECT TO THIS COMMITMENT LETTER, THE FEE LETTER, ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR ANY ACT OR OMISSION COMMITTED OR OMITTED IN CONNECTION THEREWITH, THE INITIAL COMMITMENT PARTIES AND THE BORROWER HEREBY EXPRESSLY (A) WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION PERTAINING THERETO OR ARISING IN CONNECTION THEREWITH, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, (B) CONSENT AND AGREE THAT THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY STATE COURTS SITTING IN NEW YORK CITY, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG ANY OF THE PARTIES PERTAINING TO OR ARISING IN CONNECTION THEREWITH, PROVIDED, THAT THE INITIAL COMMITMENT PARTIES AND THE CREDIT PARTIES ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF SUCH JURISDICTION, (C) CONSENT TO SUCH JURISDICTION FOR ANY ACTION COMMENCED IN ANY SUCH COURT, AND (D) WAIVE ANY OBJECTIONS BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR INCONVENIENT FORUM.

The Initial Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) the “PATRIOT Act”), the Initial Commitment Parties and each other lender may be required to obtain, verify and record information that identifies the Credit Parties, which information includes the name, address, tax identification number and other information regarding the Credit Parties that will allow the Initial Commitment Parties and any such lender to identify the Credit Parties in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to the Initial Commitment Parties and each such other lender.

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If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter, together with the amounts agreed upon pursuant to the Fee Letter to be payable upon the acceptance hereof, not later than 5:00 p.m., New York City time, on May 16, 2022. This Commitment Letter will expire at 5:00 p.m., New York City time, on May 16, 2022 (time being of the essence as to all time periods specified herein), unless previously accepted by you in the manner described above. If this Commitment Letter is accepted but the Closing Date shall not have occurred by October 31, 2022, or such later date reasonably acceptable to the Initial Commitment Parties, all commitments hereunder will expire and neither Commitment Party will have any liability or further obligation for such commitments. In the event that (i) the Merger Agreement is terminated without the consummation of the Combination having occurred or (ii) the closing of the Combination occurs without the use of the Facility, then this Commitment Letter and the Initial Commitment Parties’ commitments hereunder shall automatically terminate without further action or notice and without further obligation to you unless we shall, in our sole discretion, agree to an extension. The compensation, reimbursement, indemnification, trust account waiver, Fee Letter, absence of fiduciary duty, jurisdiction, governing law, venue and waiver of jury trial provisions contained herein shall remain in full force and effect in accordance with their terms notwithstanding the termination of this Commitment Letter or the Initial Commitment Parties’ commitments hereunder.

The Initial Commitment Parties are pleased to have been given the opportunity to assist you in connection with this important financing.

[Signature Page Follows]

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Very truly yours,

EICF AGENT LLC, as EICF and an Initial Commitment Party

By:	/s/ Harry Giovani
Name: Harry Giovani
Title: Authorized Signatory

CCM INVESTMENTS 5 LLC, as Chardan Commitment Party and an Initial Commitment Party

By:	/s/ Jonas Grossman
Name: Jonas Grossman
Title: Manager

Commitment Letter Signature Page

Accepted and agreed to as of the date first written above by:

DRAGONFLY ENERGY CORP.

By:	/s/ Denis Phares
Name: Denis Phares
Title: Chief Executive Officer

CHARDAN NEXTECH ACQUISITION 2 CORP.

By:	/s/ Jonas Grossman
Name: Jonas Grossman
Title: Chief Executive Officer

Commitment Letter Signature Page

EXHIBIT A

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached or in the other Exhibits to such Commitment Letter.

Chardan NexTech Acquisition 2 Corp., a blank check company incorporated as a Delaware corporation and incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (“CNTQ”), intends to engage in a business combination transaction (the “Combination”) with Dragonfly Energy Corp., a Nevada corporation (the “Borrower”), by having its direct wholly owned subsidiary, Bronco Merger Sub, Inc., a Nevada corporation (“Merger Sub”), merge with and into the Borrower, with the Borrower continuing as the surviving corporation and as a wholly owned subsidiary of CNTQ, in each case in accordance with the Merger Agreement, dated as of May 15, 2022 (the “Merger Agreement”), by and among CNTQ, Merger Sub and Dragonfly.

In connection with the foregoing, it is intended that:

(a)	the Borrower shall obtain a senior secured term loan facility in an aggregate principal amount of $75 million, and the proceeds of the Term Loan will be available to (i) support the Combination, (ii) consummate the Refinancing (as defined below), (iii) fund the Transaction Costs (as defined below), (iv) provide additional growth capital and (v) for other general/corporate purposes;

(b)	CNTQ will enter into a subscription agreement (as amended or modified from time to time, the “Subscription Agreement”) with Chardan Capital Markets, LLC (the “Initial PIPE Investor”) pursuant to which, and on the terms and subject to the conditions of which, the Initial PIPE Investor will agree to purchase from CNTQ or in the open market shares of CNTQ Common Stock, par value $0.0001 per share, with the aggregate purchase price under the Subscription Agreement being at least $5,000,0000 (the “PIPE Investment”), such purchase to be consummated prior to or substantially concurrently with the Closing Date;

(c)	the Borrower will repay (or will cause to be repaid) all outstanding indebtedness and other obligations incurred and outstanding in connection with the issuance and disbursement of proceeds of Dragonfly’s Fixed Rate Senior Notes, Series 2021-6 issued pursuant to that Trust Indenture, dated as of November 24, 2021, between Dragonfly and UMB Bank, and with respect to which proceeds thereof were disbursed pursuant to the Proceeds Disbursing and Security Agreement, dated as of November 24, 2021, among Dragonfly, as issuer, UMB Bank, National Association, as disbursing agent, and Newlight Capital LLC, as servicer, and all related security interests, liens and guarantees in respect thereof shall be terminated and released; and

(d)	the fees, premiums, expenses (including without limitation, legal fees and expenses and recording taxes and fees) and other transaction costs incurred in connection with the Transactions (the “Transaction Costs”) will be paid.

The transactions described above and the payment of related fees and expenses are collectively referred to herein as the “Transactions”, and the transactions described in clause (c) above are referred to herein as the “Refinancing”. For purposes of this Commitment Letter and the Fee Letter, “Closing Date” shall mean the date of the initial funding under the Facility, the consummation of the PIPE Investment and the consummation (substantially concurrently with such initial funding) of the Transactions.

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EXHIBIT B

Summary of Terms and Conditions

See attached.

Confidential

Dragonfly Energy Corp. and Chardan NexTech Acquisition 2 Corp.
Senior Credit Facility
Summary of Terms and Conditions

May 15, 2022

Terms used in this Summary of Terms and Conditions (this “Term Sheet”) without definition have the meanings assigned to such terms in the Commitment Letter to which this Term Sheet is attached (including the exhibits attached thereto). In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Term Sheet shall be determined by reference to the context in which it is used.

Borrower:	Dragonfly Energy Corp. (“Dragonfly” or the “Borrower”).
Guarantor:	(a) Dragonfly’s existing and future domestic subsidiaries, (b) Chardan NexTech Acquisition 2 Corp. (“CNTQ”) and (c) CNTQ’s existing and future domestic subsidiaries (the Borrower, together with any Guarantors, the “Credit Parties”).
Facility:	$75.0 million Term Loan Facility (the “Term Loan”).
Agent:	Either EICF Agent LLC (directly or through an affiliate) or a third-party agent reasonably acceptable to the Borrower (in such capacity, “Agent”). If a third-party agent is used, the Borrower will pay all reasonable and documented out-of-pocket fees and expenses associated with the use of that third-party agent.
Lead Arranger:	EICF Agent LLC, either directly or through an affiliate (“EICF” and in such capacity, the “Lead Arranger”).
Initial Commitment Parties:	(i) CCM Investments 5 LLC (“CCM”) and (ii) EICF.
Lenders:	(a) EICF, either directly or through an affiliate, (b) CCM, either directly or through and affiliate and (c) any successors and permitted assigns of EICF and CCM (collectively, the “Lenders”).
Use of Proceeds:	To support a business combination transaction between CNTQ and Dragonfly (the “Combination”), repay outstanding indebtedness or other obligations under the that certain Proceeds Disbursing and Security Agreement, dated as of November 24, 2021, among Dragonfly, as issuer, UMB Bank, National Association, as disbursing agent, and Newlight Capital LLC, as servicer (the “Dragonfly Term Loan”), pay for fees and expenses in connection with the foregoing, provide additional growth capital and for other general/corporate purposes.

Loan Documents:

The Term Loan will be documented pursuant to a Term Loan, Guarantee and Security Agreement (the “Loan Agreement”) and other usual and customary definitive documents (collectively, the “Loan Documents”), all of which shall be negotiated in good faith promptly after the date hereof and will reflect the terms and conditions set forth in this Exhibit B.  Such Loan Documents will include the Fee Letter, promissory notes, a pledge agreement, one or more control agreements, landlord or mortgagee waivers executed in favor of Agent, and all other agreements, instruments, documents and certificates executed and delivered to, and in favor of, Agent.

Merger Agreement:	That certain Agreement and Plan of Merger, dated as of May 15, 2022, by and among CNTQ, Bronco Merger Sub, Inc., a wholly owned subsidiary of CNTQ created to effectuate the Transaction, and Dragonfly.
Security:

•            First priority (subject to certain customary exceptions to be agreed) perfected lien on and security interest in all Collateral; provided that the Collateral shall not include the following (collectively, “Excluded Assets”):

(i) any fee owned real property with a fair market value less than an amount to be agreed, and any real property leasehold rights and interests (provided, that the classification of leasehold interests in real property as Excluded Assets shall not affect the Credit Parties’ obligations with respect to the provision of landlord waivers or similar collateral access agreements);

(ii) (A) motor vehicles, aircraft and other assets subject to certificates of title with a value of less than an amount to be agreed (except to the extent perfection of a security interest therein may be accomplished by filing of a Uniform Commercial Code financing statement) and (B) commercial tort claims with a value of less than an amount to be agreed;

(iii) letter of credit rights (other than to the extent consisting of supporting obligations that can be perfected solely by the filing of a Uniform Commercial Code financing statement) with a value of less than an amount to be agreed;

(iv) any governmental licenses or state or local franchises, charters and authorizations, to the extent a security interest in any such license, franchise, charter or authorization is prohibited or restricted by the terms thereof (excluding any prohibition or restriction that is ineffective under the Uniform Commercial Code or any other applicable law), but only to the extent, and for as long as, such prohibition or restriction is in effect;

(v) pledges and security interests prohibited or restricted by applicable law, rule or regulation (including any requirement to obtain the consent of any governmental authority, regulatory authority or third party (excluding, for the avoidance of doubt, any Credit Party) unless such consent has been obtained (it being understood that the applicable Credit Parties shall use commercially reasonable efforts to obtain such consent)) except to the extent that such restrictions are either (x) rendered ineffective under the Uniform Commercial Code or any other applicable law, or (y) no longer in effect;

(vi) equity interests in non-wholly owned subsidiaries which cannot be pledged without the consent of third parties (other than Credit Parties) pursuant to prohibitions or restrictions by contract or under the organizational documents of the equity issuer of such non-wholly owned subsidiary and which such prohibition or restriction was not included in contemplation of the financing contemplated hereby (unless such consent has been obtained (it being understood that the applicable Credit Party shall use commercially reasonable efforts obtain such consent for all non-wholly owned subsidiaries)), except to the extent that such restrictions or prohibitions are rendered ineffective under applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction or other applicable law;

(vii) any lease, license or agreement, or any property subject to a purchase money security interest, capital lease obligation or similar arrangement, in each case, permitted to be incurred by the Loan Documents to the extent that a grant of a security interest therein to secure the obligations under the Loan Documents would violate or invalidate such lease, license or agreement or purchase money security interest or similar arrangement or create a right of termination in favor of any other party thereto (other than any Credit Party) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or any other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition;

(viii) any assets to the extent a security interest in such assets would result in material adverse tax consequences to the Credit Parties as reasonably determined between the Borrower and the Agent;

(ix) any intent-to-use application trademark application prior to the filing, and acceptance by the U.S. Patent and Trademark Office, of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law;

(x) assets where the cost of obtaining a security interest therein is excessive in relation to the practical benefit to the lenders afforded thereby as reasonably determined by the Borrower and the Agent; or

(xii) other exceptions to be mutually agreed upon.

•    First priority lien on and security interest in all ownership interests in and of Dragonfly owned by CNTQ upon consummation of the Combination and in all ownership interests of each of the Credit Parties (other than CNTQ), subject to customary exceptions to be agreed.

•   Subordination to the Facility of any intercompany indebtedness owing by a Credit Party to a subsidiary of the Borrower that is not a Credit Party.

Commitment Date:	May 15, 2022 (the “Commitment Date”).
Expiration Date:	October 31, 2022 (the “Expiration Date”).
Closing Date:	The date that the Loan Agreement is executed and the Term Loan is funded (the “Closing Date”).
Maturity:	The Facility shall mature 4 years from the Closing Date (“Maturity Date”).
Availability:	The Term Loan must be fully drawn on the Closing Date.
Amortization:	Quarterly amortization of the original outstanding principal amount of the Facility will be due and payable as per the following schedule with a balloon payment of all remaining principal due on the Maturity Date:
Year 1 and Year 2: 0% principal amount.
Year 3 and Year 4: 5% per annum of the original principal funded amount of the Term Loan, based on a straight-line quarterly amortization schedule.

Mandatory Prepayments:	The Facility shall be prepaid upon the occurrence of any of the following, subject to customary carve-outs to be agreed:
Asset Sales and Casualty Events – 100% of cash proceeds from the sale or exchange of assets or casualty events (other than the sale of inventory in the ordinary course of business, a de minimis amount of sale proceeds on a fiscal year basis and other customary exceptions to be agreed); provided, that such cash proceeds shall not be required to be prepaid (x) if no Default has occurred and is continuing or would result therefrom, and (y) the Borrower shall have delivered an officer’s certificate to the Agent stating that such cash proceeds are expected to be reinvested in fixed or capital assets within 12 months following the date of such asset sale or casualty event; provided further, that if all or any portion of such Net Cash Proceeds is not so reinvested within such 12-month period, such unused portion shall be applied on the last day of such relevant period as a mandatory prepayment.
Debt Incurrence – 100% of the net cash proceeds from issuances of debt, other than permitted indebtedness.
Excess Cash Flow – Percentage of Excess Cash Flow payable annually for the prior fiscal year commencing for fiscal year 2023 (paid in fiscal year 2024):
* If senior leverage > 3.0x: 50% of Excess Cash Flow
* If senior leverage is ≤ 3.0x: 25% of Excess Cash Flow
“Excess Cash Flow” will be defined in the Loan Agreement as set forth on Exhibit D.
Lenders will have the option to decline their pro rata portion of any mandatory prepayments.
Application of Mandatory Prepayments:	All mandatory prepayments shall be applied first in direct order of maturity to the next four installments of scheduled amortization payments due under the Term Loan and then remaining installments of amortization payments due under the Term Loan in inverse order of maturity until paid in full.
Optional Prepayments:

The Borrower has the option to prepay the outstanding balance on the Facility, in whole or in part, so long as Agent receives fifteen (15) days’ advance notice (or such shorter notice as the Agent may agree in its sole discretion) in writing and the following prepayment premium:

105% of the outstanding principal balance during the first 12 months
103% of the outstanding principal balance during months 13 – 24
101% of the outstanding principal balance during months 25 – 36 At par, thereafter.

All voluntary prepayments shall be applied as directed by the Borrower.
Rates of Interest:	The interest rate for the first 24 months following the Closing Date will be comprised of (i) Adjusted SOFR (to be defined in a customary and mutually agreed manner) plus 6.5% per annum (or 7.0% per annum in the event the Closing Date does not occur on or before September 30, 2022) payable quarterly in cash, in arrears and (ii) paid-in-kind (“PIK”) interest as set forth in the pricing table below:

Senior Leverage Ratio	PIK	Applicable Margin
Greater than or equal to 5.00x	5.50% per annum	12% per annum
Less than 5.00x and greater than or equal to 4.00x	4.50% per annum	11% per annum
Less than 4.00x	3.50% per annum	10% per annum

PIK interest will be capitalized, compounded and added to the unpaid outstanding principal amount of the Facility on a quarterly basis. After the first 24 months following the Closing Date, interest will be payable in cash, and the interest rate will be comprised of Adjusted SOFR plus the Applicable Margin set forth above based on the applicable Senior Leverage Ratio payable quarterly in cash, in arrears. Interest shall be calculated on the basis of a year of 360 days and charged on the actual number of days elapsed. Adjusted SOFR shall be no less than 1.0%. If the Closing Date and the funding of the Facility does not occur on or before September 30, 2022, the interest rate references in the table above under the heading “PIK” shall be increased by an additional one percent (1.0%) per annum and the interest rate references in the table above under the heading “Applicable Margin” shall be increased by an additional one and one half percent (1.50%) per annum.
Default Interest Rate:	Upon the occurrence of an Event of Default and for so long as such Event of Default continues, a default rate of interest equal to an additional 2% per annum in excess of the rate otherwise applicable will be payable.

Representations And Warranties:	Limited to the following: (a) corporate existence and compliance with law; (b) executive offices and corporate or other names; (c) corporate power, authorization and enforceable obligations; (d) valid liens; (e) absence of material adverse change in business, condition, operations, or properties of the Credit Parties and their subsidiaries, taken as a whole; (f) subsidiary information and equity interests; (g) government regulation and margin regulations; (h) payment of taxes and other charges; (i) government contracts; (j) ERISA matters; (k) absence of litigation that could reasonably be expected to result in a material adverse effect; (l) intellectual property; (m) full disclosure; (n) absence of environmental hazards that could reasonably be expected to result in a material adverse effect; (o) insurance coverage reasonable for similarly situated companies; (p) solvency of the Credit Parties and their subsidiaries taken as whole; (q) title to Collateral; (r) USA PATRIOT Act matters; (s) assets and holding company only status of CNTQ; (t) bonding and licenses; (u) investment company act; (v) Merger Agreement and related documentation; (w) receipt of all necessary and required third-party and governmental consents, permits and approvals; (x) customer and trade relations; (y) certain SBA representations and warranties (as noted in greater detail below under the SBA Documents heading); and (z) affiliate transactions; subject, in the case of each of the foregoing representations and warranties, to customary qualifications and limitations to be agreed.
SBA Documents:

The Borrower agrees to execute and/ or provide information for required SBA forms 480, 652 and 1031 and the SBA Side Letter. In the SBA Side Letter, the Borrower will also make representations, warranties, and covenants required by the SBA, primarily relating to the following: its status as a Small (or Smaller) Business Concern under the SBIC Act; informational requirements; use of proceeds (Credit Parties do not engage in business, or use loan proceeds for any purpose, for which a licensee under the SBIC Act is prohibited from providing funds; Loan proceeds not used for a foreign operation); future activities (Credit Parties’ primary business activity does not involve providing funds to others, purchasing debt obligations, factoring, or long-term equipment leasing; Credit Parties are not a passive business; Credit Parties are not a real estate business; Credit Parties are not a project finance business; no farm land purchases; at least 51% of assets and employees are in USA); NAICS code; and inspection rights.

Reporting Requirements:	The Borrower will furnish the following:

•	Monthly unaudited consolidated financial statements of the Borrower and all subsidiaries, operating statements and any other information reasonably required by the Lenders, each delivered to Agent within 30 days of the end of each month. Compliance certificates that include financial covenant calculations will be required on a quarterly basis and due within 45 days of the end of each quarter (except 120 days after the end of each fiscal year).
•	Bank statements of the Borrower for each month shall be delivered to the Agent within five business days after the later of the end of the applicable month and the date on which such statements are made available to the Borrower from the applicable bank.

•	Annual audited consolidated financial statements and certificate of compliance for the Borrower and all subsidiaries within 120 days of the end of each fiscal year, prepared in accordance with GAAP.
•	Promptly (and in any event within 5 business days) after approval by the Board of Directors of the Borrower (but no later than the 45th day of each fiscal year of the Borrower), the annual budget for the Borrower, including forecasts of the income statement, balance sheet, cash flow statement and capital expenditure budget for such year, on a monthly basis.
•	Promptly provide such ESG data and information as Agent may reasonably request in connection with its annual ESG reporting commitment and any further SBA requests or requirements.
•	Such other information as the Agent may reasonably request.

Affirmative Covenants:

Limited to the following (subject to customary baskets and thresholds to be agreed upon): (a) maintenance of corporate existence and properties; (b) compliance with laws (including environmental matters and USA PATRIOT Act matters); (c) government regulation and margin regulations; (d) payment of taxes; (e) maintenance of proper books and records; (f) notification regarding material ERISA matters; (g) notification regarding material litigation; (h) notification regarding material environmental matters; (i) maintenance of customary insurance protection, naming Agent as additional insured or lender’s loss payee, as applicable; (j) conduct of business; (k) further assurances; (l) deposit accounts and cash collateral accounts; (m) assets and holding company only status of CNTQ; (n) after-acquired property and additional collateral; (o) notification of change in investment company status; (p) notice of change in ownership and organizational charts; (q) ESG data, (r) use reasonable best efforts to obtain landlord waivers and/or similar collateral access agreements; and (s) rights of inspection, access to offices, facilities, management and auditors and participation in periodic (but no more frequently than quarterly absent an Event of Default) Lenders’ meetings.

The Credit Parties shall use best efforts to (a) file with the U.S. Securities and Exchange Commission (“SEC”) within 30 days after the Closing Date a registration statement (the “Registration Statement”) registering the resale of the shares of common stock to be issued pursuant to a $150 million committed equity facility on terms substantially similar to those set forth in the letter agreement, dated May 15, 2022, by and among CNTQ, Dragonfly and CCM Investments 5 LLC referred to on Exhibit C to the Commitment Letter, and (b) cause such Registration Statement to become effective within 120 days after the Closing Date. If the Registration Statement does not become effective by the date that is 121 days after the Closing Date, then CNTQ shall issue to the Lenders (other than CCM) 200,000 $10 Per Share Warrants (as defined below under the heading “Warrants”) on such date. If such Registration Statement has not become effective by the date that is 30 days after such 121st day, CNTQ shall issue to the Lenders (other than CCM) an additional 200,000 $10 Per Share Warrants on the day that is 30 days after such 121st day, and on each date that is 30 days thereafter (i.e., the date that is 151 days after the Closing Date, 181 days after the Closing Date, etc.), until the Registration Statement has become effective. The covenants under this paragraph are referred to as the “Equity Line Registration Covenant”.
Financial Covenants:	Financial covenants shall be limited to a Springing Fixed Charge Coverage Ratio, a Maximum Senior Leverage Ratio and Minimum Liquidity as set forth below. All financial covenants shall be calculated for the Borrower and its subsidiaries on a consolidated basis and tested as of the final day of each fiscal quarter for the prior 12 months (except for Minimum Liquidity, which shall be tested as of the final date of each month, based on bank statements delivered to the Agent as provided above). The first testing period will end on December 31, 2022. All financial definitions not defined in Exhibit D will be defined in a customary and mutually agreed manner. Covenant levels for each testing period are as follows:
	•	Springing Fixed Charge Coverage Ratio (“FCCR”): If Liquidity is below $15.0 million as of the final day of any fiscal quarter, then the Borrower must maintain a FCCR of at least 1.15x as of such date. The FCCR will be defined in the Loan Documentation and will be calculated based on the most recently ended four consecutive fiscal quarters.
	•	Maximum Senior Leverage Ratio:

Test Period Ending	Senior Leverage Ratio
December 31, 2022 – March 31, 2023:	6.75x
April 1, 2023 – September 30, 2023:	6.00x
October 1, 2023 – March 31, 2024:	5.00x
April 1, 2024 – September 30, 2024:	4.00x
October 1, 2024 – March 31, 2025:	3.25x
April 1, 2025, and thereafter	3.00x

•	Minimum Liquidity: $10.0 million.

Negative Covenants:	Limited to the following (subject to customary baskets and carve outs to be agreed): (a) prohibition of additional Indebtedness; (b) restrictions on liens and negative pledge on all unencumbered assets of the Credit Parties, subject to customary permitted liens; (c) restrictions on investments and fundamental changes; (d) restrictions on sales and disposition of assets; (e) limitations on restricted payments; (f) limitations on changes in the nature of the business; (g) restrictions on transactions with officers, directors and affiliates; (h) limitations on third-party restrictions on indebtedness, liens, investments or restricted payments; (i) limitations on the modification of organizational documents, or the Denis Phares and Sean Nichols employee restrictive covenant agreements, dated May 15, 2022, in a manner materially adverse to the Lenders; (j) limitations on accounting changes or fiscal year changes; (k) limitations on changes to name or location; (l) prohibition on establishing bank accounts (other than Excluded Accounts) prior to implementation of an account control agreement in form and substance reasonably acceptable to Agent; (m) prohibition on using the loan proceeds to purchase margin stock; (n) restrictions against failure to comply with USA PATRIOT Act matters; (o) prohibition on ERISA Events resulting in liabilities in excess of a certain amount to be mutually agreed; (p) prohibition on hazardous material releases that would reasonably be expected to have a material adverse effect; and (q) limitations on acquisitions, mergers, consolidations, liquidations, dissolutions and sale and leaseback transactions.
Cash Management:	On or shortly after the Closing Date, the Agent, for the benefit of itself and Lenders, shall have account control agreements perfecting Agent’s security interest in all deposit accounts and securities accounts of each Borrower and its subsidiaries (other than Excluded Accounts) providing for springing control over such accounts exercisable by Agent by notice to the account depository upon the occurrence of any Event of Default. “Excluded Accounts” means, collectively, (a) payroll and other employee wage and benefit accounts, (b) tax accounts, including sales tax accounts, (c) petty cash accounts funded in the ordinary course of business to the extent the average balance on deposit therein does not exceed an amount to be mutually agreed, (d) escrow, fiduciary or trust accounts, (e) cash collateral accounts holding solely deposits subject to permitted liens, (f) zero balance disbursement accounts to the extent amounts therein are automatically transferred on a daily basis to accounts that are not Excluded Accounts, and (g) non-U.S. bank accounts to the extent the balance on deposit therein does not exceed an amount to be mutually agreed.

Conditions Precedent to Closing:	Limited to the conditions precedent set forth in Exhibit C.
Events of Default:	Limited to the following, subject to thresholds and grace period to be agreed: (a) non-payment of principal, interest or other amounts; (b) inaccuracy of representations and warranties in any material respect; (c) non-compliance with any covenants in the Loan Agreement or any other Loan Document (including SBA Documents) (including non-compliance with the Equity Line Registration Covenant, which shall have no grace period); (d) cross-default to other material indebtedness; (e) unsatisfied or unstayed material judgments; (f) bankruptcy of the Credit Parties; (g) invalidity or termination of (i) any lien in favor of Agent with respect to any material Collateral or (ii) any Loan Documents; (h) Change of Control; (i) ERISA Events; (j) the obligation of any Guarantor under its Guarantee or under any of the Loan Documents is limited or terminated by operation of law.
Required Lenders:	The Required Lenders shall be the Lenders holding more than 50% of the total amount of the Facility; provided, that at any time that there are two or more Lenders that are not affiliates of each other and each hold at least 15% of the total amount of the Facility, Required Lenders shall also require at least two non-affiliated Lenders; provided further that, CCM shall have limited voting rights (to be agreed in the Loan Documents) so long as it is a Lender.
Indemnification:	On and after the Closing Date, the Credit Parties will indemnify and hold harmless the Lenders, the Lead Arranger, the Agent, all other agents, and their respective subsidiaries, officers, employees, attorneys, advisors and agents against all claims, demands, liabilities and expenses incurred or asserted in connection with this Term Sheet, the Facility, any commitment letters issued by the Lenders, the documents relating to the Facility or any claims by third parties relating to the Credit Party’s use of the Facility’s proceeds, other than claims, demands, liabilities and expenses (i) that do not involve an act or omission by the Credit Parties and (y) arises from a dispute among the indemnified persons (other than in connection with any Initial Commitment Party acting in its capacity as Lead Arranger, an Agent or any other agent or co-agent (if any) designated by the Lead Arranger, in each case in their respective capacities as such) or (ii) caused by the gross negligence, bad faith or willful misconduct of the applicable indemnified persons.
Expenses:	The Credit Parties will pay all customary and documented out-of-pocket fees and expenses incurred by the Lenders, the Agent, the Lead Arranger (including but not limited to fees and expenses incurred by their attorneys (limited to one primary outside counsel for each lead lender and, if necessary, one counsel for the third party administrative agent, and one local counsel in each relevant jurisdiction) and consultants, environmental audit fees and appraisal costs) in connection with the analysis, structuring, negotiation, preparation, documentation and execution of the Facility, whether or not the Facility closes.

Warrants:

On the Closing Date, CNTQ (the public holding company parent of Dragonfly) will issue to Lenders penny warrants (collectively, the “Penny Warrants”) exercisable to purchase 3.6% of the Borrower’s common stock on a fully-diluted basis, calculated as of the Closing Date. For purposes hereof, calculation of ownership of common stock “on a fully diluted basis” includes (i) all outstanding common stock, (ii) shares of common stock issuable upon conversion of outstanding convertible bonds, preferred stock and other securities convertible to common stock on an as-converted to common stock basis, and (iii) all shares of common stock subject to outstanding options. The Penny Warrants will have an exercise period of 10 years from the date of issuance. In addition, on the Closing Date, CNTQ will issue to Lenders (except for CCM) warrants (collectively, the “$10 Per Share Warrants” and collectively with the Penny Warrants, the Warrants”) exercisable to purchase 1.6 million shares of the Borrower’s common stock at $10 per share. The $10 Per Share Warrants will have an exercise period of 5 years from the date of issuance and will have customary cashless exercise provisions. The Warrants will have weighted average anti-dilution protection against subsequent equity sales or distributions at less than the Warrant exercise price, subject to customary exclusions including for issuances upon conversion exercise or exchange of securities outstanding as of the Closing Date, issuances pursuant to agreements in effect as of the Closing Date (provided such issuances are taken into account in the calculation of “on a fully diluted basis” as provided above), issuances pursuant to employee benefit plans and similar arrangements, issuances in joint ventures, strategic arrangements or other non-financing type transactions, issuances in debt financings as equity kickers, issuances in public offerings and similar transactions.

The shares issuable upon exercise of the Warrants shall have customary registration rights requiring the Company to file and keep effective a resale registration statement registering the resale of the shares of common stock underlying the Warrants.

Notwithstanding the foregoing, (i) no Warrants shall be issued to Chardan Commitment Party or any of its affiliates and (ii) upon prior notice to the Credit Parties, a Lender may request that the Warrants otherwise payable to such Lender be issued to a designee that will become a Lender no later than 10 business days after the Closing Date.

Additional Security Deposit:	If expenses exceed the previously delivered expense deposit, at the request of Agent, Dragonfly will provide an additional security deposit in an amount reasonably requested by Agent but not to exceed $150,000.
Confidentiality:	The confidentiality and use provisions set forth in the Commitment Letter to which this Term Sheet is attached (including as such terms are incorporated therein by reference) shall apply with respect to this Term Sheet, such letter and the parties to such letter and this Term Sheet as if set forth herein.
Exclusivity Period:	The Credit Parties agree that following the mutual execution and delivery of the Commitment Letter and through and including the Expiration Date, neither the Credit Parties nor any of their directors, officers, employees, agents or representatives will solicit, encourage or entertain proposals from or enter into negotiations with or furnish any nonpublic information to any other person or entity regarding the sale or issuance of any debt securities or loans in connection with this transaction, in whatever form (the “Exclusivity Period”); provided that such exclusivity shall automatically terminate with respect to a particular Initial Commitment Party (without affecting the exclusivity obligations made in favor of any other Initial Commitment Party) upon (x) such Initial Commitment Party indicating to any Credit Party that it is unable or unwilling to fund its committed portion of the Facility or (y) upon material breach by such Initial Commitment Party of its obligations under the Commitment Letter. During the Exclusivity Period, (i) the Credit Parties shall deal in good faith exclusively with the Initial Commitment Parties and (ii) the Initial Commitment Parties shall deal in good faith with the Credit Parties, in each case with respect to the financing described in the Term Sheet. For the avoidance of doubt, this provision shall not restrict the Credit Parties from (i) negotiating and entering into amendments of its existing debt obligations, (ii) soliciting, encouraging, or entertaining proposals from, entering into negotiations with or furnishing information to any provider of equity financing, or (iii) negotiating, entering into or providing information in connection with the Combination.
Governing Law:	New York governing law (without giving effect to principles of conflicts of law that would require the application of the law of any other jurisdiction).
Jurisdiction:	All claims arising under, or related to the subject matter of, this Term Sheet, the Facility and the Loan Documentation shall be submitted to the exclusive jurisdiction of the state and federal courts located in New York County, New York; provided, that Agent and Credit Parties shall be permitted to bring claims in other courts to enforce judgments, bring claims and/or or exercise remedies against the Collateral or Guarantors.
Jury Trial Waiver:	The parties shall waive all rights to jury trial.

EXHIBIT C

Summary of Conditions Precedent

The initial borrowing and availability under the Facility shall be subject solely to the satisfaction or waiver (by the Initial Commitment Parties) of the following conditions, which shall be subject to the Certain Funds Provisions in all respects:

1.       The Combination shall have been consummated (or shall be consummated substantially concurrently with the borrowing under the Facility) in accordance with the Merger Agreement in all material respects, but without giving effect to any modifications, amendments, waivers or consents to the Merger Agreement as in effect on the date hereof that are material and adverse to Agent, Lead Arranger or the Lenders without the consent of the Initial Commitment Parties; provided that any amendment or waiver to the terms of the Merger Agreement that has the effect of increasing the cash consideration required to be paid thereunder on the Closing Date will not be deemed to be adverse to the Lenders if such increase is funded with an increase in the aggregate amount of the equity contribution required by the terms hereof.

2.       Agent shall have received the following: (a) duly executed Loan Documents, which shall be substantially consistent with the Commitment Letter and Term Sheet, (b) customary legal opinions, (c) customary evidence of authority, (d) customary officer’s certificates, (e) good standing certificates (to the extent applicable) in the respective jurisdictions of organization of the Credit Parties, (f) a customary funding request for each Initial Commitment Party, (g) a solvency certificate in the form attached as Exhibit E hereto, (h) the SBA Documents described in Exhibit B, (i) substantially concurrently with the borrowing under the Facility, the warrants described in Exhibit B, and (j) a completed customary perfection certificate, in each case subject to the Certain Funds Provision.

3.       The Borrower shall have paid (or caused to be paid), to the extent invoiced at least one (1) business day prior to the Closing Date, all fees and expenses due to Initial Commitment Parties and the Lenders under the Commitment Letter required to be paid on the Closing Date.

4.       The Specified Representations and the Specified Merger Agreement Representations shall be true in all material respects; provided that any such Specified Representation or Specified Merger Agreement Representation that is qualified by materiality shall be true in all respects (except in the case of any Specified Representation or Specified Merger Agreement Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be).

5.       There shall not have occurred a Company Material Adverse Effect (as defined in the Merger Agreement) after the date of the Merger Agreement.

6.       The Agent shall have received (i) no later than (30) days of the end of each such calendar month, internal monthly financials for the Borrower for each calendar month beginning with April, 2022 through the calendar month ended at least thirty (30) days before the Closing Date and (ii) a pro forma consolidated balance sheet of Guarantor as of the last day of the most recent fiscal month ended at least thirty (30) days before the Closing Date, prepared after giving effect to the Combination as if the Combination has occurred as of such date.

C-1

7.       The Refinancing shall have been consummated substantially concurrently with the initial borrowing under the Facility on the Closing Date and all liens and security interests (including UCC financing statements filed to secure present or future obligations) encumbering any of the Collateral shall substantially concurrently be terminated.

8.       Subject to the Certain Funds Provision, all documents and instruments required to create and perfect the Agent’s security interests in the Collateral under the Loan Documents shall have been delivered (and if applicable, executed) and be in the proper form for filing and shall otherwise be in form and substance reasonably satisfactory to the Agent and the Agent shall have received bringdown UCC, tax and judgment lien searches with respect to the Credit Parties which results shall be consistent in all material respects with such lien search results reviewed by Agent on or before the date of this Commitment Letter.

9.       The Agent shall have received, all documentation and other information about the Credit Parties required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

10.      On the Closing Date and after giving effect to the Facility and payment of all expenses related to the Combination, Borrower shall have minimum unrestricted cash of at least $22.5 million.

11.       Contribution to Borrower on or prior to the Closing Date of $5 million of gross cash proceeds in the form of additional equity in connection with the Combination.

12.       Entry into definitive documentation to establish a $150 million committed equity facility on terms substantially similar to those set forth in the letter agreement, together with the Summary of Indicative Terms attached as an exhibit thereto, dated May 15, 2022, duly executed by CNTQ, Dragonfly and CCM Investments 5 LLC.

13.       Agent shall have received any amendments or modifications to the Merger Agreement.

14.       Denis Phares and Sean Nichols shall continue to be employed by Borrower as of the Closing Date in their current capacities as chief executive officer and chief operating officer, respectively.

C-2

EXHIBIT D1

Certain Financial Definitions2

The following definitions will be set forth in the Loan Documents as provided below:

“Collateral” shall mean all of the following property and assets of the Credit Parties, whether real or personal, tangible or intangible, and whether now owned or hereafter acquired, or in which it now has or at any time in the future may acquire any right, title, or interest:

(a)	all Accounts;

(b)	all deposit accounts;

(c)	all other bank accounts and all funds on deposit therein; all money, cash and cash equivalents;

(d)	all investment property;

(e)	all Stock and all Distributions in respect thereof;

(f)	all goods (including, without limitation, inventory, equipment, and fixtures);

(g)	all chattel paper, documents and instruments;

(h)	all Books and Records;

(i)	all general intangibles (including, without limitation, all Intellectual Property, Intellectual Property applications, contract rights, choses in action, payment intangibles, licenses, Permits, and software, and all rights and interests under any key man life insurance policies);

(j)	all letter-of-credit rights;

(k)	all commercial tort claims;

(l)	all property, including all property of every description, in custody or in transit for any purpose, including safekeeping, collection or pledge, for the account of Borrower or any Credit Party or to which Borrower or any Credit Party may have any right or power, including but not limited to cash;

1 Capitalized terms used but not defined in this Exhibit D or in the Commitment Letter to be defined in a customary and mutually agreed manner.

2 The parties agree that the definitions set forth in Exhibit D shall remain subject to changes to be agreed.

(m)	all other goods (including but not limited to fixtures) and personal property, whether tangible or intangible and wherever located;

(n)	all supporting obligations and consents and agreements of any kind or nature that are material to the operation, management, maintenance and conduct of any Credit Party;

(o)	all Real Property of every kind and nature, including leases; and

(p)	to the extent not otherwise included, all Proceeds, tort claims, insurance claims and other rights to payment not otherwise included in the foregoing and products of all and any of the foregoing and all accessions to, substitutions and replacements for, and rents and profits of, each of the foregoing.

Notwithstanding the foregoing or anything herein to the contrary, in no event shall the “Collateral” include any Excluded Asset (as defined in the Term Sheet).

“Consolidated Amortization Expense” shall mean, for any period, the amortization expense of the Credit Parties for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Depreciation Expense” shall mean, for any period, the depreciation expense of the Credit Parties for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, adjusted by (x) adding thereto, in each case, other than with respect to clause (n) below, only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income and without duplication:

(a)	Consolidated Interest Expense for such period,

(b)	Consolidated Amortization Expense for such period,

(c)	Consolidated Depreciation Expense for such period,

(d)	Consolidated Tax Expense for such period,

(e)	one-time, non-recurring, customary and documented costs and expenses incurred in connection with the negotiation, execution and delivery of (i) the Loan Documents and the transactions contemplated thereby (including without limitation the Acquisition) incurred on or before the Closing Date, or within one hundred eighty (180) days after the Closing Date, in an aggregate amount not to exceed $[_________][3] or such greater amount as agreed to by Required Lenders in their reasonable discretion, and (ii) any amendments, restatements or other modifications to the Loan Documents in an aggregate amount not to exceed $500,000 for such period,

3 To be filled in shortly before the Closing Date based on the amount of expenses incurred and reasonably expected to be incurred prior to 180 days after closing.

(f)	the aggregate amount of all other non-cash charges, expenses or losses reducing Consolidated Net Income (including for certainty all unrealized foreign exchange losses but excluding any non-cash charge, expense or loss that results in an accrual of a reserve for cash charges in any future period and any non-cash charge, expense or loss relating to write-offs, write-downs or reserves with respect to accounts or inventory) for such period,

(g)	Permitted Board Fees paid or accrued for such period,

(h)	fees and expenses paid in connection with Permitted Acquisitions (whether or not consummated) in an aggregate amount not to exceed $1,000,000 in any twelve-month period (or such higher amount as approved by Required Lenders in their reasonable discretion),

(i)	(i) growth related costs and expenses or (ii) non-recurring costs, charges and expenses including in connection with (A) severance, (B) restructuring or integration (including reduction in force), (C) senior executive recruiting (including recruiting fees, signing costs, retention or completion bonuses and transition costs) and (D) office closures, relocation costs, facilities start-up costs, etc., in an aggregate amount for sub-clauses (i) and (ii) of this clause (i) not to exceed $1,000,000 for any twelve-month period,

(j)	permitted earnout obligations paid or accrued with respect to Permitted Acquisitions,

(k)	fees and expenses under the Loan Documents paid to Agent and Lenders,

(l)	any non-cash costs or non-cash expenses incurred pursuant to any management equity plan, stock option plan or any other management or employee benefit plan, agreement or any stock subscription or shareholder agreement,

(m)	any expenses, charges or losses to the extent covered by insurance that are, directly or indirectly, reimbursed or (or reasonably expected to be reimbursed) by a third party, and any expenses, charges or losses that are covered by indemnification or other reimbursement provisions to the extent that such amount is in fact reimbursed within 180 days of the date of such determination; provided, that (x) if any amount reasonably expected to be reimbursed and added back in a period is not received within such 180 day period, such charges, expenses or losses shall be subtracted in the subsequent calculation period, and (y) in the case of any amount reasonably expected to be reimbursed and added back prior to receipt thereof, if actually reimbursed or received in a subsequent period, such amount shall not be added back in calculating Consolidated EBITDA in such subsequent period (and, to the extent included in Consolidated Net Income, shall be subtracted),

(n)	non-cash charges for goodwill write offs and write downs,

(o)	any other extraordinary, unusual or non-recurring cash charges or expenses incurred outside the ordinary course of business, provided that the aggregate amount added shall not exceed 10% of Consolidated EBITDA (determined prior to giving effect to such add-backs) for such period,

(p)	other addbacks mutually agreed to by Required Lenders and Borrower, and

(y) subtracting therefrom the aggregate amount of all non-cash items increasing Consolidated Net Income (including for certainty all unrealized foreign exchange gains but excluding the accrual of revenue or recording of receivables in the ordinary course of business) for such period.

Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to any Asset Sales (other than any dispositions in the ordinary course of business) or Permitted Acquisitions consummated at any time on or after the first day of the measuring period and prior to the date of determination as if each such Asset Sale or Permitted Acquisition had been consummated on the day prior to the first day of such period.

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of (a) Consolidated Interest Expense, (b) Permitted Board Fees to the extent paid in cash, (c) United States, state, local and foreign income taxes including Permitted Tax Distributions, in each case, paid in cash and (d) the aggregate amount of scheduled principal payments in respect of Indebtedness, including that portion of rental payments with respect to Capital Leases which is or should be applied as a reduction to the principal of such Capital Leases, determined on a consolidated basis for the Credit Parties and their respective Subsidiaries in conformity with GAAP. Notwithstanding the foregoing, for all testing periods ending on or before the one (1) year anniversary of the Closing Date, the amounts set forth in clauses (a) and (d) of this definition shall be calculated by multiplying the actual amounts of such Consolidated Interest Expense and principal payments since the Closing Date by (x) 360, divided by (y) the number of days elapsed from the Closing Date until applicable the date of determination.

“Consolidated Indebtedness” shall mean, as at any date of determination, the aggregate amount of all Indebtedness of the Credit Parties described in clauses (a), (b), (g), (i), (j) (to the extent such reimbursement obligations are actually due and payable) and (l) of the definition of Indebtedness, determined on a consolidated basis in accordance with GAAP; provided, however, that any earnout payments pursuant to a Permitted Acquisition shall only constitute Consolidated Indebtedness to the extent the conditions to payment of such earnout have been satisfied.

“Consolidated Interest Expense” shall mean, for any period, the total consolidated interest expense of the Credit Parties for such period determined on a consolidated basis in accordance with GAAP plus, without duplication:

(a)	imputed interest on Capital Lease Obligations and Attributable Indebtedness of the Credit Parties for such period;

(b)	commissions, discounts and other fees and charges owed by any Credit Party with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings for such period;

(c)	amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by any Credit Party for such period;

(d)	cash contributions to any employee stock ownership plan or similar trust made by any Credit Party to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than interest paid to Holdings or a wholly-owned Subsidiary of Holdings) in connection with Indebtedness incurred by such plan or trust for such period;

(e)	all interest paid or payable with respect to discontinued operations of any Credit Party for such period;

(f)	the interest portion of any deferred payment obligations of any Credit Party for such period;

(g)	all interest on any Indebtedness of the Credit Parties of the type described in clause (f) or (k) of the definition of “Indebtedness” for such period.

Consolidated Interest Expense shall be calculated on a Pro Forma Basis to give effect to any Indebtedness (other than Indebtedness incurred for ordinary course working capital needs under ordinary course revolving credit facilities) incurred, assumed or permanently repaid or extinguished at any time on or after the first day of the measuring period and prior to the date of determination in connection with any Permitted Acquisitions and Asset Sales (other than any dispositions in the ordinary course of business) as if such incurrence, assumption, repayment or extinguishing had been effected on the first day of such period.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of the Credit Parties determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(a)	the net income (or loss) of any Person (other than a Subsidiary of Holdings) in which any Person other than Holdings and its Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by the Credit Parties or (subject to clause (b) below) any of their Subsidiaries during such period;

(b)	the net income of any Subsidiary of Holdings (other than a Credit Party) during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its Organizational Documents or any agreement, instrument or Requirement of Law applicable to that Subsidiary during such period, except that any Credit Party’s equity in net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income except to the extent that cash in an amount equal to any such income has actually been received by the Credit Parties during such period; and

(c)	gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such period.

“Consolidated Tax Expense” shall mean, for any period, the tax expense of the Credit Parties, for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Working Capital” means, as of any date of determination, the excess of consolidated current assets over consolidated current liabilities (other than the current portion of the Term Loan).

“Excess Cash Flow” means, with respect to any period,

(a)	the sum of (without duplication) of

(i)	Consolidated Net Income during such period, plus

(ii)	Consolidated Interest Expense for such period, plus

(iii)	Consolidated Amortization Expense for such period, plus

(iv)	Consolidated Depreciation Expense for such period, plus

(v)	Consolidated Tax Expense for such period to the extent not paid for in cash, plus

(vi)	the aggregate amount of all other non-cash charges, expenses or losses reducing Consolidated Net Income (including for certainty all unrealized foreign exchange losses but excluding any non-cash charge, expense or loss that results in an accrual of a reserve for cash charges in any future period and any non-cash charge, expense or loss relating to write-offs, write-downs or reserves with respect to accounts or inventory) for such period, plus

(vii)	decreases in Consolidated Working Capital during such period (exclusive of current liabilities related to the Term Loans during such period solely to the extent captured in clause (b)(ii) of this definition), less

(b)	the sum of (without duplication),

(i)            Capital Expenditures (excluding any Capital Expenditures financed by the incurrence of Indebtedness permitted under this Agreement and excluding any Capital Expenditures in any Fiscal Year to the extent in excess of the amount permitted to be made in such Fiscal Year pursuant to the Loan Documents), plus

(ii)            interest expense paid or accrued (excluding any original issue discount, interest paid in kind or amortized debt discount, to the extent included in determining interest expense) and scheduled principal payments paid or payable in respect of funded debt, plus

(iii)            income and franchise taxes of Credit Parties that were paid in cash, plus

(iv)            increases in Consolidated Working Capital (exclusive of current liabilities related to the Term Loans during such period solely to the extent captured in clause (b)(ii) of this definition) during such period, plus or minus (as the case may be),

(c)	without duplication of any adjustment under clause (a) or (b) above, any extraordinary gains (or extraordinary loss) for such period which are cash items not included in the calculation of Consolidated Net Income.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any measuring period four (4) Fiscal Quarters, the ratio of (a) (x) Consolidated EBITDA for such measuring period minus (y) Capital Expenditures for such measuring period, minus (z) Restricted Payments permitted pursuant to [the restricted payments covenant of this Agreement] for such measuring period, to (b) Consolidated Fixed Charges for such measuring period. Notwithstanding the foregoing, for all testing periods ending on or before the one (1) year anniversary of the Closing Date, the amounts set forth in clause (z) of this definition shall be calculated by using the actual amounts of such Restricted Payments since the Closing Date.

“Funded Debt” means all Indebtedness of the Credit Parties and their Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Term Loan.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or advances; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person upon which interest charges are customarily paid or accrued; (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person; (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable incurred in the ordinary course of business on normal trade terms and not overdue by more than 120 days, deferred compensation and accrued obligations incurred in the ordinary course of business and royalty payments payable in the ordinary course of business in respect of non-exclusive licenses); (f) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property; (g) all Capital Lease Obligations and Purchase Money Obligations of such Person; (h) all Hedging Obligations to the extent required to be reflected on a balance sheet of such Person; (i) all Attributable Indebtedness of such Person; (j) all obligations of such Person for the reimbursement of any obligor in respect of letters of credit, letters of guarantee, bankers’ acceptances and similar credit transactions; (k) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off-balance sheet financing product; (l) all non-contingent obligations to purchase, redeem, retire, defease or otherwise acquire for value any of its own Stock or Stock Equivalents (or any Stock or Stock Equivalent of a direct or indirect parent entity thereof) prior to the date that is 91 days after the Stated Maturity Date valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends (excluding the obligation to redeem or repurchase such Stock upon the occurrence of a change in control if such Stock provides that the issuer thereof will not redeem or repurchase any such Stock pursuant to such provisions prior to the payment in full of all Obligations (other than any inchoate indemnification and expense reimbursement obligations for which no claim has been made); and (m) all Contingent Obligations of such Person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (l) above.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Liquidity” means the sum of unrestricted cash and cash equivalents held in a deposit account that is subject to a control agreement in favor of the Agent.

“Secured Leverage Ratio” shall mean, at any date of determination, the ratio of (x) Consolidated Indebtedness secured by any Lien on any of the Collateral on such date, to (y) Consolidated EBITDA for the period of four (4) consecutive Fiscal Quarters for which financial statements have been (or are required to be) delivered.

EXHIBIT E

Form of Solvency Certificate

See attached.